                                                                                                ITEM 77O

ADVANTAGE FUNDS, INC.
- DREYFUS STRATEGIC VALUE FUND

On August 3, 2010, Advantage Funds, Inc. - Dreyfus Strategic Value Fund (the “Fund”) purchased $2,262,160 of Metlife - Cusip # 59156R108 (the “Common Stock”). The Common Stock was purchased from Deutsche Bank Securities, a member of the underwriting syndicate offering the Common Stock, for $42.00 a share, including underwriting discounts and commissions of $1.08 a share. BNY Capital Markets, LLC, an affiliate of the Fund’s investment adviser, was a member of the syndicate, but received no benefit in connection with the transaction. The following is a list of the syndicate’s primary members:

BofA Merrill Lynch

Credit Suisse

Deutsche Bank Securities

HSBC

UBS Investment Bank

Wells Fargo Securities

Sanford C. Bernstein

Macquarie Capital

Sterne Agee

BNP Paribas

RBS

Societe Generale

Cowen and Company

Daiwa Capital Markets

Dowling & Partners Securities, LLC

PNC Capital Markets LLC

Scotia Capital

UCI Capital Markets

The Williams Capital Group, L.P.

BNY Mellon Capital Markets, LLC

COMMERZBANK

Mitsubishi UFJ Securities

Raymond James

Santander Securities

Loop Capital Markets

Blaylock Robert Van, LLC

Cabrera Capital Markets, LLC

Guzman & Company

Siebert Capital Markets

Ramirex & Co., Inc.

CastleOak Securities, LP

MFR Securities, Inc.

Toussaint Capital Partners, LLC

Accompanying this statement are materials presented to the Board of Directors of Advantage Funds, Inc., which determined that the purchase had been effected in compliance with the Fund’s Rule 10f-3 Procedures at the Board meeting held on December 14, 2010.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	10/8/10

3rd Quarter 2010

PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3

1. Account/Fund Name: Dreyfus Strategic Value Fund
2. Anticipated Purchase Date: 8/3/10
3. Total Net Assets of Account/Fund: $ 723,236,538.14
4. Type and Description of Security to be Purchased: Metlife (MET)
5. Credit Rating of Security (Rating/Rating Agency): n/a
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Deutsche Bank Securities
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNY Mellon Capital Markets
8. Issue Size: 3,150,000,000
9. CUSIP: 59156R108
10. Amount Purchased by Account/Fund: $2,262,120
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .002%
12. Amount Purchased as a Percentage of Account/Fund Assets: .313%
13. Purchase Price of Securities (if at par, so state): $42
14. Commission/Spread Received by Principal Underwriters: $0.648 per share
15. Yield (as applicable): n/a
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase n/a
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: Dreyfus x ;

Mutual Fund Purchases Only:

1. Was Price paid for all block purchases the same for all participants? (Must be Yes): Yes
2. Was Security Purchased on Offer Date? (Must be Yes): Yes
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): Yes
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): Yes
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): No
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes): Yes

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) X

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering**.
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. Rule **10f-3 permits only a 25% of purchase issue of a fixed income asset portfolio.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit E, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box x if Exhibit E is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) **The Boston Company Asset Management, LLC**

AND
LOB Portfolio Manager Name (Print): Brian Ferguson Signature: Brian C. Ferguson Date: 10/12/10

AND
LOB/CIO/COO Name (Print): John Truschel Signature: John Truschel Date: 10/12/10

AND
Chief Compliance Officer Name (Print): Jennifer Cassedy Signature: Jennifer Cassedy Date: 10/12/10